[Letterhead of Schvaneveldt Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------

September 25, 1998

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Sanguine Corporation, a Nevada corporation (the "Registrant"), SEC File No. 0-24480, to be filed on or about September 25, 1998, covering the registration and issuance of 700,000 shares of common stock to two individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1997 and 1996, dated April 1, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Schvaneveldt and Company
Certified Public Accountants
cc: Sanguine Corporation